Exhibit 10.19

SETTLEMENT AGREEMENT  BETWEEN MOVING BYTES INC. AND JOSEPH KARWAT

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is made between Joseph Karwat ("Karwat") on the one hand and Moving Bytes, Inc. and Moving Bytes Inc. f/k/a/ E*Comnetrix, Inc. (jointly and severally the "Company") on the other hand.  This agreement shall bear an effective date of April 19, 2004.

RECITALS

WHEREAS, Karwat prevailed against the Company in several of the claims he brought in arbitration before Elaine Leitner of the American Arbitration Association (hereinafter the "Arbitration") related to his former employment with the Company and the Company has paid most of the amounts owed under the Arbitration award;

WHEREAS, the Company currently owes Karwat the sum of Thirty-Six Thousand Three Hundred Thirteen Dollars and Twenty-Nine Cents ($36,313.29), which is currently payable in equal monthly installments.  The Company now represents that it is unable to pay the remaining balance and anticipates closing down before the final payment would be made according to the schedule originally agreed to by the parties;

WHEREAS, the Company desires to retire its debt to Karwat and Karwat wishes to be paid in full at the present time rather than risk partial or full nonpayment at a future time;

WHEREAS, the parties enter into this Agreement with the intent to supersede their prior settlement agreement, entered into on or about June 16, 2003.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the provisions of this Agreement hereinafter set forth, it is agreed by the parties as follows:

1.

The Company will pay to Karwat the following lump amounts: (a) Twenty Thousand Dollars ($20,000) no later than April 19, 2004 (the “Initial Payment”); and (b) Five Thousand Dollars ($5,000) no later than April 30, 2004 (the “Final Payment”).

2.

The Company will provide to Karwat for his immediate and complete possession and ownership, and take all acts necessary to effectuate the legal transfer, of all equipment, software and software licenses described on the attached list, designated Exhibit A upon execution of this agreement. Karwat will be responsible for picking up the equipment located at 1401 Davidson Ave., San Francisco, CA between the hours of 8 am and 10 am, Monday through Friday, on a mutually convenient date prior to April 30, 2004. Karwat shall bear any and all costs associated with the transfer of the equipment, software and software licenses.

3.

The Company believes it has the ownership rights to certain domain names (URL’s) listed in the attached Exhibit B. The Company is not currently recognized as the rightful owner of the domain names associated with Register.com, which names are indicated in the attached Exhibit B. The Company assigns its ownership rights in the domain names listed in the attached Exhibit B to Karwat and will provide Karwat with the user ID and password to its account at Register.com. The Company will use its best efforts to assist Karwat to transfer the listed domain names but does not guarantee that successful transfer of the listed domain names will occur. Karwat shall bear any and all costs associated with the transfer of the listed domain names. Karwat shall remove Mark Smith as the billing contact along with any of his personal information, including his credit card information, from the Register.com account. With regards to movingbytes.com, as soon as practical, Karwat shall point movingbytes.com to a website managed by Moving Bytes Inc. for a period not greater than one year from the date of this agreement or the changing of Moving Bytes Inc.’s name, whichever comes sooner.

4.

Upon the Company’s completion of above paragraphs 1 and 2, relating to the Company’s monetary payments and property transfers to Karwat (excluding the specific performance of the transfer of software licenses), Karwat releases any claims regarding wrongful termination; and  Karwat’s UCC filings. In addition to providing these releases, Karwat will take whatever reasonable actions necessary to effectuate them.  The Company's completion of paragraphs 1 and 2, above (excluding the specific performance of the transfer of software licenses), shall constitute satisfaction in full of the Stipulated Judgment entered against the company in San Francisco Superior Court, case no. CPF-03-503029.

5.

All payments to Karwat referred to herein shall be in the form of a cashier’s check or money order, payable to “Joseph Karwat OR his attorney, Anthony J. Sperber.”  The Initial Payment shall be delivered to Karwat in exchange for Karwat’s execution of this Agreement to take place at the law offices of Michael Ward in Oakland, CA. The Final Payment shall be delivered by express courier to Karwat’s attorney, addressed as follows: Anthony J. Sperber, Law Office of Anthony J. Sperber, 2637 Grant Street, Berkeley, CA 94703.

6.

The parties agree that any lateness in payment or property transfer as set forth in the above paragraphs 1 and 2 (excluding the specific performance of the transfer of software licenses) will result in substantial but unknown harm to Karwat, which will be impossible to calculate with precision. Therefore, the parties agree that any late payments or transfers will be subject to liquidated damages in the amount of $75.00 per day for each day that any of the above-described payments or transfers is late.  This liquidated damages provision is not a penalty but rather a good faith approximation of the likely financial and other damage caused by the lateness of payment or transfer. Payments or transfers will be deemed late if they are not received by the dates indicated above.  If any payment or transfer is late, the Company shall automatically include the liquidated damages in that late payment or within ten (10) days, whichever is earlier.

7.

The prevailing party in any action to enforce this Agreement shall be entitled to recover reasonable attorneys' fees and costs from the other party.  Karwat will also be entitled to his reasonable attorneys’ fees and costs incurred in any enforcement, execution or collection actions that are necessary because of the Company’s breach of this Agreement.

8.

The terms of this Agreement shall be governed by the laws of the State of California.  In the event that any term of this Agreement shall be found to be null or void, the remaining terms shall continue to have full force and effect, provided the intent of the Agreement can be effectuated by enforcing the remaining terms.

Dated:  April ____, 2004

/s/  JOSEPH KARWAT

      Joseph Karwat

Moving Bytes Inc. f/k/a E*Comnetrix Inc., a company

incorporated under the Canada Business Corporations Act

Dated:  April ____, 2004

By /s/ MARK SMITH

 Its Authorized Agent

Mark Smith, President

Moving Bytes, Inc., a Nevada Corporation

Dated:  April ____, 2004

By /s/ MARK SMITH

  Its Authorized Agent

  Mark Smith, Director

Exhibit A – Equipment and Software

(2) Compaq Prolaint DL380 Servers

(2) NMS fax cards

(11) Miscellaneous server boxes

(1)

HP Procurve Switch

(9) Advansor 1U Servers

(6) Dell PC’s

(1)

APC Small UPS

(1)_ Laserjet Printer

All proprietary software developed and owned by the Company as of the effective date of this Agreement.

All software licensed to the Company as of the effective date of this Agreement.

Exhibit B – URLs

guimail.com (network solutions)

efaxinc.com (network solutions)

gooeyfax.com (register.com)

gooeyfax.net (register.com)

dox2.com (register.com)

dox3.com (register.com)

mbdocs.com (register.com)

mbdox.com (register.com)

movingbytes.com (register.com)

movingbytes.net (register.com)

mbyts.com (register.com)

mbyts.net (register.com)

refax.com (register.com)

gooeymail.com (register.com)

gooeymail.net (register.com)